United States
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1933

Date of Report: May 28, 2004

Commission File Number: 000-28767

Gaofeng Gold Corp.
(Formerly Anza Innovations, Inc.)

Nevada             88-0403070
(Jurisdiction of Incorporation)    (I.R.S. Employer Identification No.)

4539 Voltaire, San Diego, CA             92107
(Address of principal executive offices)        (Zip Code)

Registrant's telephone number, including area code:       858.336.8914

Item 1. Change of Control of Registrant. None.

Item 2. Acquisition or Disposition of Assets. None

Item 3. Bankruptcy or Receivership. None.

Item 4. Changes in Registrant's Certifying Accountant. None.
Item 5. Other Events. The Registrant changed its principal office address to 227 Oakmont Drive, Rancho Mirage, Ca 92270.

Item 6. Changes of Registrant's Directors. On May 27, 2004, the Board of Directors for Gaofeng Gold, Corp. held its annual meeting of its Board of Directors. The members of the Board, Kevin A. Polis and Frank C. Mashburn, made the following motions and accepted the following resolutions.

The Board appointed Gary Campbell to the position of Chief Executive Officer and a member of the Board of Directors of the Corporation.

The Board appointed Frank C. Mashburn to the position of President and of the Corporation. Upon Acceptance of the Office of President of the Corporation, Kevin A. Polis, having fulfilled his duty as Interim President and Director, hereby resigns as Interim President and as a member of the Board of Directors, effective immediately.

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The Board appointed Stewart Irvine to the position of Vice President and a member of the Board of Directors of the Corporation.

The Board appointed Karl Harz to the position of Chief Financial Officer and a member of the Board of Directors the Corporation.

The Board appointed Albert Cook as a member of the Board of Directors of the Corporation.

All directors will hold office until the next annual meeting of shareholders and until their successors have been elected and qualified. Set forth below is certain biographical information with respect to each of its officers and directors.

Gary Campbell, B. Comm., LL.B., Director and CEO,
Mr. Campbell is the co-founder of TerraStar Data Corp. the developer of the TaskStation™ and related server technology as well as the Chairman of TerraStar Marketing Inc. Mr. Campbell was formerly the Chairman and CEO of Globestar Capital Corp a consulting company involved in the structuring, administering, and reorganizing of corporate clients. Mr. Campbell has previously practiced as a corporate/commercial, mining and industrial securities attorney. Mr. Campbell is the Chairman of Immortality Inc. a private company engaged in the development of health and longevity products. Mr. Campbell sits on the Board of Advisors of Karatcom Inc. a private Santa Barbara based cellular telecommunications tower developer. Mr. Campbell has degrees in both Commerce and Law.

Frank Mashburn, B. Sc., Director, President
Mashburn provides the Company with over 25 years of direct industry experience as a Senior Officer of various high technology ventures including TERA Corporation, ScreenPhone.net Inc. and Antares Mining Corporation, combined with various senior telecommunications, manufacturing and marketing assignments, throughout the US England, India and the Philippines, as Senior International project manager with Bechtel Inc., one of the world’s largest privately held engineering and construction firms. Mr. Mashburn has developed management and organizational skills through organizing and operating numerous various organizations throughout his career. Mr. Mashburn began his career in the US ARMY and graduated from the US Military Academy at West Point. Mr. Mashburn is a US Army Ranger, Green Beret, former member of the US ARMY Special Operations Group and served two tours in Vietnam.

Stewart Irvine, Director, Executive V.P.
Mr. Irvine has over twenty years of experience in administration and operations, financial planning and analysis, international marketing and sales, product development, manufacturing and management and public company financings. He has experience in developing companies from concept to operating companies, including public offerings, reverse mergers and consolidation. His expertise is in intellectual property and has been successful in negotiating and licensing of consumer products, celebrities and artists to major corporations in North America and internationally. He has specialized in developing innovative consumer products, creative sales and marketing from concept through to retail sales marketing. He has designed and implemented online and offline marketing high profile international marketing and advertising strategies that have resulted in profitable and successful business ventures.

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Karl J. Harz, B. Sc. (Marketing), MBA, Director, CFO
Mr. Harz has an extensive background in both sales and finance including, Personal Financial Planning, Conventional and Private Real Estate Funding, Personal Property Broker/Lender. Mr. Harz has previously been instrumental in the development and management of several major corporations including Pension Home Loan Corporation, Hard Money Real Estate, and Province Service Corporation. Mr. Harz has managed and coordinated several major sales organizations with an emphasis on Hotel properties, Trust Deed investments, Limited Partnership interests, and Security products. Mr. Harz holds numerous industry licenses including, California Real Estate Broker, and Series 22 and 63 License/NASD Registered Representative. Mr. Harz attended Fairleigh Dickinson University in Teaneck, N.J., and graduated with a Bachelor of Science in Marketing and a Masters in Business Administration and as well has been active in all aspects of sports and fitness.

Albert Cook BA, MD, Director,
Dr. Cook will provide advice and guidance to the Company in all areas related to medicine, technology and the Internet. Dr. Cook is currently part owner and medical director of Hemet Health Care Surgicenter, employing thirty-five employees and the Golden West Pain Center, another Surgicenter, employing twelve people. Dr. Cook is also Director and CEO of ScreenMD.com Inc. a private medical diagnostic Company. Dr. Cook practicing in the specialty of family practice for four years, then took a residency in anesthesiology and pain management at Los Angeles County General Hospital, University of Southern California Medical Center prior to forming his own medical centers. Dr. Cook has a Bachelor of Arts degree from UCLA and a Doctor of Medicine degree from the University of California at Irvine.

Item 7. Exhibits. None

Item 8. Change in Fiscal Year. None

Item 9. Regulation FD Disclosure.    None.

Item 10. Amendments to the Registrant's Code of Ethics, or Waiver of a Provision of the Code    of Ethics.    None

Item 11. Temporary Suspension of Trading Under Registrant's Employee Benefit Plans.
           None

Item 12. Results of Operations and Financial Condition.    None

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Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the date indicated.

Gaofeng Gold Corp..

by
Dated: May 28, 2004

/s/ Kevin A. Polis
Kevin A. Polis
Retiring Sole Officer & Director

/s/ Gary Campbell
Gary Campbell
Chief Executive Officer & Director

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